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                                                                    EXHIBIT 14.1

                  DRAFT SECOND AMENDMENT TO CREDIT AGREEMENT

        This Second Amendment to Credit Agreement dated effective as of June 30, 1999 ("Agreement") is among Landry's Seafood Restaurants, Inc., a Delaware corporation ("Company"), the banks party to the Credit Agreement described below ("Banks"), and Bank of America, N.A. (successor to Bank of America Texas, N.A.), as agent for the Banks ("Agent").

                                 INTRODUCTION

        A. The Company, the Agent, and the Banks are parties to the Credit Agreement dated as of June 19, 1997, as amended by the First Amendment to Credit Agreement dated as of August 14, 1998 (as so amended, the "Credit Agreement").

        B. The Guarantors (as defined in the Credit Agreement) have entered into the Guaranty dated as of June 19, 1997 (the "Guaranty") in favor of the Agent, for the ratable benefit of the Banks.

        C. The Company has requested that the Banks agree to make certain amendments to the Credit Agreement.

        THEREFORE, the Company, the Guarantors, the Agent, and the Banks hereby agree as follows:

        Section 1. Definitions. Unless otherwise defined in this Agreement, terms used in this Agreement which are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

        Section 2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

        (a)  In Section 1.01:

             (i) the definition of "Applicable Margin" is amended in its entirety to read as follows:

                  "Applicable Margin" means, at any time with respect to any
             Loan or the commitment fee, (a) through August 5, 1999, the Applicable Margin in effect under this Agreement before giving
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     effect to the Second Amendment to Credit Agreement dated effective as of
     June 30, 1999 and (b) on and after August 6, 1999, the following percentages determined as a function of the Leverage Ratio as determined below:

                               LEVEL I          LEVEL II           LEVEL III
                            Ratio greater    Ratio less than   Ratio less than
                            than or equal   1.50, but greater        1.00
                              to 1.50       than or equal to
                                                  1.00
                            ------------- ------------------------------------
      Offshore Rate Loans       2.25%             2.00%              1.75%
      Base Rate Loans           0.75%             0.50%              0.25%
      Commitment Fees           0.50%             0.50%              0.40%

     For purposes of determining the foregoing, the Leverage Ratio shall be deemed to be Level I from August 6, 1999 until December 31, 1999 and will be adjusted thereafter pursuant to Section 2.09(a). If the Company fails to deliver such financial statements within the times specified in this Agreement, the ratio shall be deemed to be Level I until the Company delivers such financial statements to the Agent.

     (ii) the definition of "Fixed Charge Coverage Ratio" is amended in its entirety to read as follows:

          "Fixed Charge Coverage Ratio" means the ratio of (i) the sum of (A) the Company's EBIT and (B) solely for the fourth quarter of 1998, the sum of (1) the lesser of $37,631,969.00 and the aggregate amount of write-downs or charges booked in the fourth quarter of 1998 and identified as "Store Closings and Special Charge" in the Company's 10-K filing for 1998 with the SEC and (2) the lesser of $6,000,000.00 and the aggregate amount of deferred pre-opening costs of the Company's restaurants which were required, due to new accounting standard AICPA statement #98-5, to be expensed during the fourth quarter of 1998 to (ii) the Company's Interest Expense, rental expenses, and cash dividends. For purposes of this definition, "rental expenses" shall include rental payments in respect of real property or operating leases but shall exclude rent payments in respect of equipment leases.

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; and

         (iii) the definition of "Leverage Ratio" is amended in its entirety to read as follows:

                    "Leverage Ratio" means, at any time, the ratio of (i) the Company's Funded Debt to (ii) the sum of (A) the Company's EBITDA and
          (B) solely for the fourth quarter of 1998, the sum of (1) the lesser of $37,631,969.00 and the aggregate amount of write-downs or charges booked in the fourth quarter of 1998 and identified as "Store Closings and Special Charge" in the Company's 10-K filing for 1998 with the SEC and (2) the lesser of $6,000,000.00 and the aggregate amount of deferred pre-opening costs of the Company's restaurants which were required, due to new accounting standard AICPA statement #98-5, expensed during the fourth quarter of 1998.

     (b) The first sentence of paragraph (b) of Section 2.10 is amended in its entirety to read as follows:

          (b) Commitment Fees. The Company shall pay the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based on the daily utilization for the quarter as calculated by the Agent equal to the Applicable Margin for commitment fees in effect.

     (c) Paragraphs (c) and (d) of Section 8.11 are amended in their entirety to read as follows:

          (c) so long as no Default has occurred and is continuing or would be caused thereby, including any Default under Section 8.16 after giving effect to the following payments, (i) declare or pay cash dividends to its stockholders in an amount not to exceed $1,000,000 from January 1, 2000 through June 1, 2000 and (ii) purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash in an amount not to exceed $7,000,000 from August 6, 1999 through June 1, 2000; and

          (d) prior to August 6, 1999, declare or pay cash dividends to its stockholders or purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash in an amount not greater than $46,026,737.00.

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        (d)  The following new Section 8.19 is added after Section 8.18:

             8.19 Minimum EBITDA. The EBITDA of the Company shall not be less than $15,000,000 for each of the fiscal quarters ending June 30, 1999 and September 30, 1999.

        Section 3. Guaranty Agreement: Amendment and Ratifications. The Guaranty is hereby amended such that the defined term "Credit Agreement" shall refer to the Credit Agreement as amended by this Agreement. Each of the Guarantors ratifies and confirms the Guaranty delivered to Agent for the ratable benefit of the Banks, and acknowledges and agrees that such Guaranty shall continue in full force and effect, as amended hereby and that pursuant to such Guaranty, such Guarantor has guaranteed payment and performance of all Obligations.

        Section 4. Reduction of Commitments. Pursuant to Section 2.05 of the Credit Agreement, the Company hereby gives notice to the Agent that it wishes to reduce the Commitments permanently and ratably by an aggregate amount of $15,000,000.00.

        Section 5. Effectiveness. This Agreement shall become effective as of June 30, 1999, and the Credit Agreement shall be amended as provided in this Agreement upon the occurrence of the following conditions precedent:

        (a) the Borrower, the Agent, and the Banks shall have delivered duly and validly executed originals of this Agreement to the Agent;

        (b) the representations and warranties in this Agreement shall be true and correct in all material respects;

        (c) the Borrower shall have delivered notice to the Agent (the notice given in Section 4 of this Agreement being sufficient to satisfy such notice requirement), pursuant to Section 2.05 of the Credit Agreement, that it wishes to reduce the Commitments permanently and ratably by an aggregate amount not less than $15,000,000.00; and

        (d) the Borrower shall have paid to each Bank which returned a signed approval of this Agreement on or before August 16, 1999 in immediately available funds (i) an amendment fee of .25% of such Bank's Commitment as it existed immediately prior to this Agreement plus .10% of such Bank's Commitment as reduced in connection with Section 4 of this Agreement and (ii) all other amounts and expenses required to be paid in connection with this Agreement and the amendments evidenced hereby.

        Section 6. Representations. To induce Agent and the Banks to enter into this Agreement, the Company ratifies and confirms each representation and warranty set forth in the Credit Agreement as if such representations and warranties were made on even date herewith, and further represents and warrants
(a) that no material adverse change has occurred in the financial condition or business prospects of Company since the date of the last financial

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statements delivered to Agent, (b) that no Event of Default exists and no event or condition exists or has occurred which with passage of time, or notice, or both, would become an Event of Default, and (c) that the Company is fully authorized to enter into this Agreement.

        Section 7. Effect on Loan Documents.

        (a) Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of any of the Agent's or Banks' rights under the Loan Documents, as amended, including the waiver of any Default or Event of Default, however denominated.

        (b) This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement may be a Default or Event of Default under other Loan Documents.

        Section 8. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

        Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original.

        PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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